Exhibit 99.1

Risk Factors:

        Foster Wheeler updates its risk factors as follows:

Foster Wheeler Ltd.'s financial statements are prepared on a going concern basis, but we may not be able to continue as a going concern.

        The consolidated financial statements of Foster Wheeler Ltd., incorporated by reference into this prospectus for the fiscal year ended December 26, 2003 and the quarter ended June 25, 2004, are prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We may not, however, be able to continue as a going concern. Realization of assets and the satisfaction of liabilities in the normal course of business are dependent on, among other things, our ability to continue to operate profitably, to generate cash flows from operations, asset sales and collections of receivables to fund our obligations, including those resulting from asbestos related liabilities, as well as our ability to maintain credit facilities and bonding capacity adequate to conduct our business. Despite reporting earnings for the six months ended June 25, 2004, we incurred significant losses in each of the years in the three-year period ended December 26, 2003 and have a shareholder deficit of approximately $857 million at June 25, 2004. We have substantial debt obligations and during 2002 were unable to comply with certain debt covenants under our previous revolving credit agreement. Accordingly, we received waivers of covenant violations and ultimately negotiated new credit facilities in August 2002. In November 2002, we amended the new agreement to provide for the exclusion of up to $180 million of gross pre-tax charges recorded in the third quarter of 2002 and up to an additional $63 million in pre-tax charges related to specific contingencies through December 31, 2003, if incurred, for covenant calculation purposes. In March 2003, we again amended the agreement to provide further covenant relief by modifying certain definitions of financial measures utilized in the calculation of the financial covenants and the minimum EBITDA and senior debt ratio. We may not be able to comply with the terms of our senior secured credit agreement, as amended, and other debt agreements during 2004 or thereafter. These matters raise substantial doubt about our ability to continue as a going concern.

We might not be able to implement our financial restructuring plan and might not be able to restructure our indebtedness in a manner that would allow us to remain a going concern.

        Our planned restructuring contemplates the exchange offer and the private offering of the upsize notes. We intend to use the proceeds received from the offering of upsize notes to reduce amounts outstanding under our senior secured credit agreement. However, we may not be able to complete the components of our restructuring plan on acceptable terms, or at all. If we do not complete our restructuring plan, there will continue to be substantial doubt about our ability to continue as a going concern. Even if we complete our restructuring plan, we may be left with too much debt and too few assets to survive. If we are successful in our restructuring plan, we will have to continue to improve our business operations, including our contracting and execution process, to achieve our forecast and continue as a going concern. Even if we successfully complete the exchange offer, we may not be able to continue as a going concern.

Our U.S. operations, which include Foster Wheeler's corporate center, are cash-flow negative and our ability to repatriate funds from our non-U.S. subsidiaries is restricted by a number of factors. Accordingly, we are limited in our ability to use these funds for working capital purposes, to repay debt or to satisfy other obligations, which could limit our ability to continue as a going concern.

        Our U.S. operations, which include Foster Wheeler's corporate center, are cash-flow negative and are expected to continue to incur negative cash flow due to a number of factors. These factors include costs related to the litigation and settlement of asbestos related claims, interest on our indebtedness, obligations to fund U.S. pension plans and other expenses related to corporate overhead. As of June 25, 2004, Foster Wheeler Ltd. and Foster Wheeler LLC had aggregate indebtedness of approximately $1 billion, all of which must be funded from distributions from subsidiaries of Foster Wheeler LLC. In addition, as of June 25, 2004, Foster Wheeler Ltd. had $629 million of undrawn letters of credit, bank guarantees and surety bonds issued and outstanding, $52 million of which were cash collateralized. As of June 25, 2004, we had cash, cash equivalents, short-term investments and restricted cash of approximately $405 million, of which approximately $327 million was held by our non-U.S. subsidiaries. We will require cash distributions from our non-U.S. subsidiaries to meet an anticipated $76 million of our U.S. operations' minimum working capital needs in 2004. There are significant legal and contractual restrictions on our ability to repatriate funds from our non-U.S. subsidiaries. These subsidiaries need to keep certain amounts available for working capital purposes, to pay known liabilities and for other general corporate purposes. In addition, certain of our non-U.S. subsidiaries are parties to loan and other agreements with covenants, and are subject to statutory requirements in their jurisdictions of organization that restrict the amount of funds that the subsidiary may distribute. Distributions in excess of these specified amounts would cause us to violate the terms of the agreements or applicable law which could result in civil or criminal penalties. The repatriation of funds may also subject those funds to taxation. As a result of these factors, we may not be able to utilize funds held by our non-U.S. subsidiaries or future earnings of those subsidiaries to fund our working capital requirements, to repay debt or to satisfy other obligations of our U.S. operations, which could limit our ability to continue as a going concern. We may not be able to continue as a going concern even if we successfully complete the exchange offer.

If we are unable to successfully address the material weaknesses in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

        Our financial reporting requirements increased significantly as a result of the SEC requirements relating to the security interest granted to the holders of the 2005 notes in August 2002, and from the financial reporting requirements relating to the proposed exchange offer and restructuring process. Nine additional sets of audited financial statements for subsidiary companies, including three year comparable results, were required for 2002 and the first nine months of 2003. The additional year end financial statements were erroneously omitted from our 2002 10-K filing as the result of an oversight. We had a process in place both internally and externally whereby this evaluation was made and an error occurred in the evaluation process. The preparation of these additional financial statements began near the end of the third quarter of 2003 in connection with the preparation of the amended 2002 10-K, which was filed on December 19, 2003. In addition, our accounting workload increased due to our operational restructuring and certain potential divestitures pursued in the second half of 2003, which were later discontinued. Early in the fourth quarter of 2003, a key financial officer responsible for the preparation of the nine sets of subsidiary financial statements resigned. As a result of all of these factors taken together, during the fourth quarter of 2003, our remaining permanent corporate accounting staff was not structured to address this increased workload under the deadlines required so we hired temporary professional personnel to assist with the process. Because the temporary personnel were unfamiliar with our operations, this led to audit adjustments deemed material in relation to the size of the subsidiaries in the financial reporting process. The external auditors notified the audit committee of our board of directors on December 16, 2003 that they believed the insufficient staffing levels in the corporate accounting department represented a "material weakness" in the preparation of the subsidiary financial statements, but noted that this did not constitute a material weakness for our consolidated financial statements. We have assigned the highest priority to the assessment of this material weakness and are working together with the audit committee to resolve the issue. The insufficient staffing levels in the corporate accounting department were specifically related to the preparation of the subsidiary financial statements required under Rule 3-16 and not related to the preparation of Foster Wheeler Ltd.'s consolidated financial statements. Foster Wheeler Ltd. made the noted audit adjustments and the financial statements as filed were properly stated. In the second quarter 2004, we augmented our initial hires with three permanent senior financial personnel. Directors of Corporate Accounting and SEC Reporting, and a Manager of Financial Planning & Analysis were hired. The two directors each have significant public accounting experience and previously worked at public companies. Both hold active CPA licenses. The manager is assisting in the financial planning and analysis area. Additionally, we are seeking to hire two additional permanent accounting staff level personnel to replace two of the consultants hired in 2003. The consultancy personnel hired for the initial preparation of the subsidiary financial statements remain with us. If these actions are not successful in addressing this material weakness, our ability to report our financial results on a timely and accurate basis may be adversely affected.

        On March 3, 2004, our external auditors notified the audit committee of our board of directors that they believed our lack of a formal process for senior financial management to review assumptions and check calculations on a timely basis relating to our asbestos liability and asset balances represented a "material weakness" in the internal controls for the preparation of our consolidated financial statements for 2003. In connection with the preparation of our 2003 consolidated financial statements, we submitted our calculations and assumptions relating to asbestos liability and related assets to the external auditors without them being reviewed by senior management. As a result, the external auditors noted a proposed change in an assumption used to calculate the liability that had not been approved by senior management and also noted a mechanical error in calculating the number of open claims. In response, we corrected the mechanical error in our calculation and determined not to make the proposed change in the assumption. Estimating our obligations arising from asbestos litigation, and the amounts of related insurance recoveries is a complex process involving many different assumptions about future events extending well into the future. These assumptions are developed by management together with its internal and external asbestos litigation team based on historical data regarding asbestos claims made against us, recoveries sought and settlement and trial resolution data. As these factors vary over any given period, the assumptions about future periods used to calculate our asbestos liabilities are adjusted correspondingly. In their March 3, 2004 letter, the external auditors recommended that the assumptions and calculations prepared by members of our asbestos litigation team be reviewed carefully by our chief accounting officer and that all significant assumptions and estimates, including changes thereof, be approved by our chief financial and chief executive officers prior to the asbestos calculations being submitted to the external auditor for review. We agreed with these suggestions and have adopted them both in connection with the 2003 audit and going forward. If these actions are not successful in addressing these material weaknesses, our ability to report our financial results on a timely and accurate basis may be adversely affected.

        As noted above our management concluded that its disclosure controls and procedures were effective as of December 26, 2003, the evaluation date. Prior to reaching this conclusion, management, through its Disclosure Committee, undertook a review of its disclosure controls and procedures. The review identified what management believes to be evidence of a comprehensive disclosure control structure. Management also carefully evaluated the two material weaknesses as well as the error that caused the omission of the additional subsidiary financial statements in the initial filing of the 2002 10-K during the first quarter of 2003. Management concluded that our disclosure controls and procedures were effective on the evaluation dates at the end of each quarterly period during 2003 based on its belief that although an error had occurred which resulted in the additional subsidiary financial statements being omitted from the 2002 10-K, the design of our disclosure controls and procedures taken as a whole were effective. Management viewed the omission as an isolated error not a systemic problem. With respect to the staffing issue, management noted that the issue was raised prior to the end of the fiscal 2003 and before the audit process for the year had begun, and that the process for preparing the additional sets of financial statements had been changed prior to year end. The revised process included a thorough review by our experienced accounting and tax personnel of the work prepared by temporary staff, prior to submission to our external auditors. Management concluded the necessary actions had been taken to eliminate the staffing material weakness, although more time is needed to train and integrate these new employees. With respect to the material weakness identified in our asbestos calculation process, management took note of the informal process followed in prior periods. Management noted that this process was used in prior periods and that our external auditors did not note it as a reportable condition or material weakness during those periods. Management noted that the fact that the process was not followed led to the material weakness. We agreed to formalize the process, in accordance with our external auditor's suggestion. However, management also believed that the process itself would have been sufficient had it been followed. Our management believes that a control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met. With this in mind, and looking at the design and operation of our disclosure controls and procedures as a whole, management concluded, notwithstanding the material weaknesses described above and after taking into account the remedial measures taken as of the evaluation date, that they were effective as of December 26, 2003.

        We have taken a series of actions we believe will address the material weaknesses described above and in our 2003 10-K/A and First Quarter 2004 10-Q/A. We have hired additional permanent staff to address the identified material weaknesses, but believe additional time must pass in order for the additional staff to become fully trained and integrated into our operations and to evidence that the additional staff and controls are performing as intended. If we are unable to successfully address the identified material weaknesses in our internal controls, our ability to report our financial results on a timely and accurate basis may be adversely affected.

If we are unable to effectively and efficiently implement our plan to improve our disclosure controls and procedures, it could adversely affect our ability to provide the public with timely and accurate material information about our company, and could hurt our reputation and the prices of our debt and equity securities.

        One of our foreign subsidiaries is a party to a project-specific, Euro-denominated performance bonding facility, which as of June 25, 2004 had the equivalent of approximately $40 million of performance bonds, none of which has been drawn, outstanding. This bonding facility required compliance by the subsidiary with a minimum equity ratio. During the second quarter of 2004, due to operating issues of this subsidiary, it fell below these minimum equity ratios, breaching the covenants.

        In early August, in connection with our review of the performance bonding facility described above, we became aware for the first time that the same subsidiary was also in breach under a minimum equity ratio covenant contained in a separate performance bonding facility with one of the same financial institutions. This facility had the equivalent of approximately $12 million of performance bonds, none of which has been drawn, outstanding as of June 25, 2004, and is used for general purposes. The equity ratio covenant contained in this facility requires the subsidiary to maintain a minimum equity ratio, which is calculated by dividing equity by total assets, each as defined in the facility. As a result of operating losses at the subsidiary during the second quarter of 2004, the subsidiary's equity ratio fell below the required minimum, breaching the equity ratio covenant under the facility. On August 9, 2004, the subsidiary obtained a waiver of this covenant through October 31, 2004.

        In response to the discovery of this breach under the facility at such a late date, we undertook a review of our procedures relating to the monitoring of, and reporting of defaults under, our subsidiaries' financial covenants globally. Although the management of the subsidiary in question was aware of the covenant's existence, they did not fully understand its implications. As a consequence, they did not notify our corporate center on a timely basis of the breach of the covenant. Further, our corporate center did not independently detect the breach on a timely basis. Management concluded that the failure to detect the covenant breach on a timely basis was the result of a deficiency in our disclosure controls and procedures, which are intended to be designed to ensure that this type of breach is detected on a timely basis. After reviewing our controls and procedures relating to covenant monitoring and reporting as of the end of fiscal 2003 and each of the two fiscal quarters in 2004, management concluded that the deficiency arose in February of 2004.

        We have given this issue the highest priority and are in the process of updating our disclosure controls and procedures relating to covenant compliance. In order to address this issue, we intend to:

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  comprehensively review and update our covenant inventory;

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  upgrade the reporting procedure at the subsidiary level on a global basis; and

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  ensure the quarterly global covenant monitoring process by our corporate center is properly implemented.

        In order for investors and the equity analyst community to make informed investment decisions and recommendations about our securities, it is important that we provide them with accurate and timely information in accordance with the Exchange Act and the rules promulgated thereunder.

        If we are unable to implement these changes effectively or efficiently, it could adversely affect our ability to provide the public with timely and accurate material information about our company, and could hurt our reputation and the prices of our debt and equity securities.

Our international operations involve risks that may limit or disrupt operations, limit repatriation of earnings, increase foreign taxation or otherwise have a material adverse effect on our business and results of operations.

        We have substantial international operations that are conducted through foreign and domestic subsidiaries, as well as through agreements with foreign joint venture partners. Our international operations accounted for approximately 76% of our fiscal year 2003 operating revenues and substantially all of our operating cash flow. We have international operations throughout the world, including operations in Europe, the Middle East, Asia and South America. Our foreign operations are subject to risks that could materially adversely affect our business and results of operations, including:

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  uncertain political, legal and economic environments;

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  potential incompatibility with foreign joint venture partners;

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  foreign currency controls and fluctuations;

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  energy prices;

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  terrorist attacks against facilities owned or operated by U.S. companies;

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  war and civil disturbances; and

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  labor problems.

        Because of these risks, our international operations may be limited, or disrupted, we may be restricted in moving funds, we may lose contract rights, our foreign taxation may be increased or we may be limited in repatriating earnings. In addition, in some cases, applicable law and joint venture or other agreements may provide that each joint venture partner is jointly and severally liable for all liabilities of the venture. These events and liabilities could have a material adverse effect on our business and results of operations.

Our high levels of debt and significant interest payment obligations could limit the funds we have available for working capital, capital expenditures, dividend payments, acquisitions and other business purposes which could adversely impact our business.

        We have debt in the form of secured bank loans, other debt securities that have been sold to investors and the Robbins bonds. As of June 25, 2004, Foster Wheeler Ltd.'s total consolidated debt amounted to approximately $1 billion, $131 million of which was comprised of limited recourse project debt of special purpose subsidiaries. This debt includes $115.9 million of outstanding loans under the senior secured credit agreement, $200 million of 2005 notes, $210 million of convertible notes,

$175 million of trust securities and $114.1 million of Robbins bonds outstanding. In addition, under our senior secured credit agreement we paid a $13.6 million fee on March 31, 2004 and our annual interest rate on our borrowings thereunder has been increased by an additional .50% per quarter until we have repaid $100 million of indebtedness thereunder. As of June 25, 2004, on a pro forma basis after giving effect to the exchange offer and the issuance of the upsize notes (including repayment of approximately $120 million of outstanding loans under the senior secured credit agreement), our total consolidated debt would have been $618 million, assuming the issuance of the new notes in exchange for 2005 notes is accounted for as a modification and $607 million assuming the issuance of new notes in exchange for 2005 notes is accounted for as an extinguishment. You should read "Accounting Treatment for the Exchange Offer" for more information. We will likely not have sufficient funds available to pay any of this long-term debt upon maturity.

        Over the last five years, we have been required to allocate a significant portion of our earnings to pay interest on our debt. After paying interest on our debt, we have fewer funds available for working capital, capital expenditures, acquisitions and other business purposes. This could limit our ability to respond to changing market conditions, limit our ability to expand through acquisitions, increase our vulnerability to adverse economic and industry conditions and place us at a competitive disadvantage compared to our competitors that have less indebtedness. In addition, certain of our borrowings are at variable rates of interest that expose us to the risk of a rise in interest rates. Based on the rates in effect in 2003, our debt service payment obligations under our currently outstanding debt for 2003 totaled approximately $100 million and will be about the same for 2004. If the interest rate on our variable rate debt were to increase by one percentage point, our annual debt service payment obligations would increase by $1.3 million. After giving effect to the exchange offer and the private upsize notes offering (including repayment of approximately $120 million in amounts outstanding under the senior secured credit agreement), based on rates currently in effect in 2004, our debt service payment obligations would be approximately $78.0 million on an annual basis.

Our various debt agreements impose significant operating and financial restrictions, which may prevent us from capitalizing on business opportunities and taking some corporate actions which could materially adversely affect our business.

        Our various debt agreements impose significant operating and financial restrictions on us. These restrictions limit our ability to incur indebtedness, pay dividends or make other distributions, make investments and sell assets. Failure to comply with these covenants may allow lenders to elect to accelerate the repayment dates with respect to such debt. We would not be able to repay such indebtedness, if accelerated, and as a consequence may be unable to continue operating as a going concern. Our failure to repay such amounts under our senior secured credit agreement and indentures would have a material adverse effect on our financial condition and operations and result in defaults under the terms of our other indebtedness.

We face severe restrictions on our ability to obtain new letters of credit, bank guarantees and performance bonds from our banks and surety on the same terms as we have historically. If we are unable to obtain letters of credit, bank guarantees or performance bonds on reasonable terms, our business would be materially adversely affected.

        It is customary in the industries in which we operate to provide letters of credit, bank guarantees or performance bonds in favor of clients to secure obligations under contracts. We have traditionally obtained letters of credit or bank guarantees from our banks, or performance bonds from a surety on an unsecured basis. Due to our financial condition and current credit ratings, as well as changes in the bank and surety markets, we are now required in certain circumstances to provide collateral to banks and the surety to obtain new letters of credit, bank guarantees and performance bonds. If we are unable to provide sufficient collateral to secure the letters of credit, bank guarantees and performance bonds, our ability to enter into new contracts could be materially limited.

        Providing security to obtain letters of credit, bank guarantees and performance bonds increases our working capital needs and limits our ability to provide bonds, guarantees, and letters of credit, and to repatriate funds or pay dividends. We may not be able to continue obtaining new letters of credit, bank guarantees, and performance bonds on either a secured or an unsecured basis in sufficient quantities to match our business requirements. As our senior secured credit agreement matures in April 2005, since April 2004, we no longer have the ability to obtain one-year letters of credit. If our financial condition further deteriorates, we may also be required to provide cash collateral or other security to maintain existing letters of credit, bank guarantees and performance bonds. If this occurs, our ability to perform under our existing contracts may be adversely affected.

Our current and future lump-sum, or fixed price, contracts and other shared risk contracts may result in significant losses if costs are greater than anticipated.

        Many of our contracts are lump-sum contracts and other shared risk contracts that are inherently risky because we agree to the selling price of the project at the time we enter the contracts. The selling price is based on our estimates of the ultimate cost of the contract and we assume substantially all of the risks associated with completing the project as well as the post-completion warranty obligations. In the second quarter of 2004 and during fiscal years 2003 and 2002, we took charges of approximately $26.9 million, $30.8 million and $216.7 million, respectively, relating to underestimated costs and post-completion warranty obligations primarily on lump-sum contracts.

        We also assume the project's technical risk, meaning that we must tailor our products and systems to satisfy the technical requirements of a project even though, at the time the project is awarded, we may not have previously produced such a product or system. The revenue, cost and gross profit realized on such contracts can vary, sometimes substantially, from the original projections due to changes in a variety of factors, including but not limited to:

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  unanticipated technical problems with the equipment being supplied or developed by us, which may require that we spend our own money to remedy the problem;

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  changes in the costs of components, materials or labor;

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  difficulties in obtaining required governmental permits or approvals;

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  changes in local laws and regulations;

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  changes in local labor conditions;

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  project modifications creating unanticipated costs;

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  delays caused by local weather conditions; and

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  our suppliers' or subcontractors' failure to perform.

        These risks are exacerbated if the duration of the project is long-term because there is an increased risk that the circumstances upon which we based our original bid will change in a manner that increases its costs. In addition, we sometimes bear the risk of delays caused by unexpected conditions or events. Our long-term, fixed price projects often make us subject to penalties if portions of the project are not completed in accordance with agreed-upon time limits. Therefore, significant losses can result from performing large, long-term projects on a lump-sum basis. These losses may be material and could negatively impact our business, financial condition and results of operations.

We may be unable to successfully implement our performance improvement plan which could negatively impact our results of operations.

        In order to mitigate future charges due to underestimated costs on lump-sum contracts and to otherwise reduce operating costs, in March 2002 we undertook and are continuing to implement a series of management performance enhancements. This plan may not be successful, we may record significant charges and our operating costs may increase in the future.

We plan to expand the operations of our engineering and construction group which could negatively impact the group's performance and bonding capacity.

        We plan to expand the operations of our engineering and construction group to increase the size and number of lump-sum turnkey contracts, sometimes in countries where we have limited previous experience. We may bid for and enter into such contracts through partnerships or joint ventures with third parties that have greater bonding capacity than we do. This would increase our ability to bid for the contracts. Entering into these partnerships or joint ventures will expose us to credit and performance risks of those third party partners which could have a negative impact on our business and results of operations if these parties fail to perform under the arrangements.

We have high working capital requirements and will be required to refinance some of our indebtedness in the near term. We may have difficulty obtaining financing which would have a negative impact on our financial condition.

        Our business requires a significant amount of working capital and our U.S. operations, including our corporate center, are, and are expected to continue to be, cash-flow negative in the near future. In many cases, significant amounts of our working capital are required to finance the purchase of materials and performance of engineering, construction and other work on projects before payment is received from customers. In some cases, we are contractually obligated to our customers to fund working capital on our projects. Moreover, we may need to incur additional indebtedness in the future to satisfy our working capital needs. In addition, our senior secured credit agreement and any 2005 notes and convertible notes that are not exchanged and which remain outstanding after this exchange offer mature in April 2005, November 2005 and June 2007, respectively, and will need to be repaid or refinanced at or prior to such dates. In addition, the new notes and the upsize notes mature in 2011 and will need to be repaid or refinanced at or prior to such date. As a result, we are subject to risks associated with debt financing, including increased interest expense, insufficient cash flow to meet required payments on our debt, inability to meet credit facility covenants and inability to refinance or repay debt as it becomes due.

        Our working capital requirements may increase if we are required to give our customers more favorable payment terms under contracts to compete successfully for certain projects. These terms may include reduced advance payments, and payment schedules that are less favorable to us. In addition, our working capital requirements have increased in recent years because we have had to advance funds to complete projects under lump-sum contracts and have been involved in lengthy arbitration or litigation proceedings to recover these amounts. All of these factors may result, or have resulted, in increases in the amount of contracts in process and receivables and short-term borrowings. Continued increases in working capital requirements would have a material adverse effect on our financial condition and results of operations.

Projects included in our backlog may be delayed or cancelled which could materially harm our cash flow position, revenues and earnings.

        The dollar amount of backlog does not necessarily indicate future earnings related to the performance of that work. Backlog refers to expected future revenues under signed contracts, contracts awarded but not finalized and letters of intent which we have determined are likely to be performed. Backlog projects represent only business that is considered firm, although cancellations or scope adjustments may occur. Due to changes in project scope and schedule, we cannot predict with certainty when or if backlog will be performed. In addition, even where a project proceeds as scheduled, it is possible that contracted parties may default and fail to pay amounts owed. Any delay, cancellation or payment default could materially harm our cash flow position, revenues and/or earnings.

        Backlog at the end of 2003 declined 58% as compared to the year 2002. This decline is primarily attributable to the sale of assets of Foster Wheeler Environmental Corporation and our completion of several large projects that were booked into backlog in 2002 and executed in 2003. Backlog as of June 25, 2004 was approximately the same as compared to the end of 2003. However, backlog may decline in the future.

The cost of our current and future asbestos claims could be substantially higher than we have estimated which could materially adversely affect our financial condition.

        Some of our subsidiaries are named as defendants in numerous lawsuits and out-of-court administrative claims pending in the United States in which the plaintiffs claim damages for bodily injury or death arising from exposure to asbestos in connection with work performed and heat exchange devices assembled, installed and/or sold by those subsidiaries. We expect these subsidiaries to be named as defendants in similar suits and claims brought in the future. For purposes of our financial statements, we have estimated the indemnity payments and defense costs to be incurred in resolving pending and forecasted claims through year end 2018. Although we believe our estimates are reasonable, the actual number of future claims brought against us and the cost of resolving these claims could be substantially higher than our estimates. Some of the factors that may result in the costs of these claims being higher than our current estimates include:

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  the rate at which new claims are filed;

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  the number of new claimants;

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  changes in the mix of diseases alleged to be suffered by the claimants, such as type of cancer, asbestosis or other illness;

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  increases in legal fees or other defense costs associated with these claims;

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  increases in indemnity payments as a result of more expensive medical treatments for asbestos related diseases;

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  bankruptcies of other asbestos defendants, causing a reduction in the number of available solvent defendants and thereby increasing the number of claims and the size of demands against our subsidiaries;

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  adverse jury verdicts requiring us to pay damages in amounts greater than we expect to pay in settlement;

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  changes in legislative or judicial standards which make successful defense of claims against our subsidiaries more difficult; or

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  enactment of legislation requiring us to contribute amounts to a national settlement trust in excess of our expected net liability, after insurance, in the tort system.

        The total liability recorded on our balance sheet is based on estimated indemnity payments and defense costs expected to be incurred through year end 2018. We believe that it is likely that there will be new claims filed after 2018, but in light of uncertainties inherent in long-term forecasts, we do not believe that we can reasonably estimate the indemnity payments and defense costs which might be incurred after 2018. Our forecast contemplates that new claims requiring indemnity will decline from year to year. Failure of future claims to decline as we expect will result in our aggregate liability for asbestos claims being higher than estimated.

        Our forecast is based on a curvilinear regression model, which employs the statistical analysis of our historical claims data to generate a trend line for future claims. Although, we believe this forecast method is reasonable, other forecast methods that attempt to estimate the population of living persons who could claim they were exposed to asbestos at worksites where our subsidiaries performed work or sold equipment could also be used and might project higher numbers of future claims than our forecast.

        All of these factors could cause our actual claims, indemnity payments and defense costs to exceed our estimates. We periodically update our forecasts to take into consideration recent claims experience and other developments, such as legislation, that may affect our estimates of future asbestos related costs. The announcement of increases to our asbestos reserves as a result of revised forecasts, adverse jury verdicts or other negative developments involving our asbestos litigation may cause the value or trading prices of our securities to decrease significantly. These negative developments could cause us to default under covenants in our indebtedness relating to judgments against us and material adverse changes, cause our credit ratings to be downgraded, restrict our access to the capital markets and otherwise have a material adverse effect on our financial condition, results of operations, cash flows and liquidity.

The amount and timing of insurance recoveries of our asbestos related costs is uncertain. Failure to obtain insurance recoveries would cause a material adverse effect on our financial condition.

        We believe that substantially all of our liability and defense costs for asbestos claims will be covered by insurance. Our balance sheet as of June 25, 2004 includes as an asset an aggregate of approximately $515.4 million in probable insurance recoveries relating to (a) liability for pending and expected future asbestos claims through year end 2018. Under an interim funding agreement in place with a number of our insurers from 1993 through June 12, 2001, these insurers paid a substantial portion of our costs incurred prior to 2002, and a portion of the costs incurred in connection with resolving asbestos claims during 2002 and 2003. The interim funding agreement was terminated in 2003. On February 13, 2001, litigation was commenced against us by certain insurers that were parties to the interim funding agreement seeking to recover from other insurers amounts previously paid by them under the interim funding agreement and to adjudicate their rights and responsibilities under our subsidiaries' insurance policies.

        As a result of the termination of the interim funding agreement, we have had to cover a substantial portion of our settlement payments and defense costs out of working capital. However, we recently entered into several settlement agreements calling for insurers to make lump sum payments, as well as payments over time, for use by us to fund asbestos related indemnity and defense costs. Some of those settlements also reimbursed us for portions of our out of pocket costs. We are in the process of negotiating additional settlements in order to minimize the amount of future costs we will be required to fund out of working capital. If we cannot achieve settlements in amounts necessary to cover our future costs we will continue to fund a portion of future costs out of pocket, which will reduce our cash flow and our working capital and will adversely affect our liquidity.

        Although we continue to believe that our insurers eventually will reimburse us for substantially all of our prior asbestos related costs, and to pay substantially all such future costs, our ability ultimately to recover a substantial portion of future asbestos related costs from insurance is dependent on successful resolution of outstanding coverage issues related to our insurance policies. These issues include:

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  disputes regarding allocations of liabilities among us and the insurers;

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  the effect of deductibles and policy limits on available insurance coverage; and

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  the characterization of asbestos claims brought against us as product related or non-product related.

An adverse outcome in the insurance litigation on these coverage issues could materially limit our insurance recoveries.

        In addition, even if these coverage issues are resolved in a manner favorable to us, we may not be able to collect all of the amounts due under our insurance policies. Our recoveries will be limited by insolvencies among our insurers. We are aware of at least two of our significant insurers which are currently insolvent, and other insurers may become insolvent in the future. Our insurers may also fail to reimburse amounts owed to us on a timely basis. If we do not receive timely payment from our insurers, we may be unable to make required payments under settlement agreements with asbestos plaintiffs or to fund amounts required to be posted with the court in order to appeal trial judgments. If we are unable to file such appeals, we may be ordered to pay large damage awards arising from adverse jury verdicts, and such awards may exceed our available cash. Any failure to realize our expected insurance recoveries, and any delays in receiving from our insurers amounts owed to us, will reduce our cash flow and adversely affect our liquidity and could have a material adverse effect on our financial condition.

Claims made by us against project owners for payment have increased over the last few years and failure by us to recover adequately on future claims could have a material adverse effect upon our financial condition, results of operations and cash flows.

        Project claims increased as a result of the increase in lump-sum contracts between the years 1992 and 2000. Project claims are claims brought by us against project owners for additional costs exceeding the contract price or amounts not included in the original contract price. These claims typically arise from changes in the initial scope of work or from owner caused delays. These claims are often subject to lengthy arbitration or litigation proceedings. The costs associated with these changes or owner caused delays include additional direct costs, such as labor and material costs associated with the performance of the additional work, as well as indirect costs that may arise due to delays in the completion of the project, such as increased labor costs resulting from changes in labor markets. We have used significant additional working capital in projects with cost overruns pending the resolution of the relevant project claims. Project claims may continue in the future.

        In 2002, we reduced our estimates of claim recoveries to reflect recent adverse experience due to our desire to monetize claims and poor economic conditions. As of June 25, 2004, we had $2.3 million of outstanding claims. In 2002, we recorded approximately $136.2 million in pre-tax contract related charges as a result of claims reassessment. We continue to pursue claims, but may not recover the full amount of these claims, and any future recoveries of these claims, if any, will be reflected as gains in our consolidated statement of operations. In 2003, Foster Wheeler Ltd. recorded a net gain related to contract claims of $1.5 million.

        We also face a number of counterclaims brought against us by certain project owners in connection with several of the project claims described above. If we are found liable for any of these counterclaims, we would have to incur write downs and charges against our earnings to the extent a reserve is not established. Failure to recover amounts under these claims and charges related to counterclaims could have a material adverse impact on our liquidity and financial condition.

Because our operations are concentrated in four particular industries, we may be adversely impacted by economic or other developments in these industries.

        We derive a significant amount of our revenues from services provided to corporations that are concentrated in four industries: power, oil and gas, pharmaceuticals and chemical/petrochemical. Unfavorable economic or other developments in one or more of these industries could adversely affect our customers and could have a material adverse effect on our financial condition and results of operations.

Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

        We operate in more than 55 countries around the world, with approximately 5,400, or 81%, of our employees located outside of the United States. In order to manage our day-to-day operations, we must overcome cultural and language barriers and assimilate different business practices. In addition, we are required to create compensation programs, employment policies and other administrative programs that comply with the laws of multiple countries. Our failure to successfully manage our geographically diverse operations could impair our ability to react quickly to changing business and market conditions and comply with industry standards and procedures.

We may lose business to our competitors who have greater financial resources.

        We are engaged in highly competitive businesses in which customer contracts are often awarded through bidding processes based on price and the acceptance of certain risks. We compete with other general and specialty contractors, both foreign and domestic, including large international contractors and small local contractors. Some competitors have greater financial and other resources than we have and may have significantly more favorable leverage ratios. Because financial strength is a factor in deciding whether to grant a contract in our business, our competitors' more favorable leverage ratios give them a competitive advantage and could prevent us from obtaining contracts for which we bid.

A failure by us to attract and retain qualified personnel, joint venture partners, advisors and subcontractors could have an adverse effect on us.

        Our ability to attract and retain qualified engineers and other professional personnel, as well as joint venture partners, advisors and subcontractors, will be an important factor in determining our future success. The market for these professionals, joint venture partners, advisors and subcontractors is competitive, and we may not be successful in our efforts to attract and retain these professionals, joint venture partners, advisors and subcontractors. In addition, our success depends in part on our ability to attract and retain skilled laborers. Our failure to attract or retain these workers could have a material adverse effect on our business and results of operations.

We are subject to various environmental laws and regulations in the countries in which we operate. If we fail to comply with these laws and regulations, we may have to incur significant costs and penalties that could adversely affect our liquidity or financial condition.

        Our operations are subject to U.S., European and other laws and regulations governing the generation, management, and use of regulated materials, the discharge of materials into the environment, the remediation of environmental contamination, or otherwise relating to environmental protection. These laws include U.S. Federal statutes, such as the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, or CERCLA, the Clean Water Act, the Clean Air Act and similar state and local laws, and European laws and regulations including those promulgated under the Integrated Pollution Prevention and Control Directive issued by the European Union in 1996 and the 1991 directive dealing with waste and hazardous waste and laws and regulations similar to those in other countries in which we operate. Both our E&C Group and Energy Group make use of and produce as wastes or byproducts substances that are considered to be hazardous under the laws and regulations referred to above. We may be subject to liabilities for environmental contamination as an owner or operator of a facility or as a generator of hazardous substances without regard to negligence or fault, and we are subject to additional liabilities if we do not comply with applicable laws regulating such hazardous substances, and, in either case, such liabilities can be substantial.

        We may be subject to significant costs, fines and penalties and/or compliance orders if we do not comply with environmental laws and regulations including those referred to above. Some environmental laws, including CERCLA, provide for joint and several strict liability for remediation of releases of hazardous substances, which could result in a liability for environmental damage without regard to negligence or fault. These laws and regulations and common laws principles could expose us to liability arising out of the conduct of our current and past operations or conditions, including those associated with formerly owned or operated properties caused by us or others, or for acts by us or others which were in compliance with all applicable laws at the time the acts were performed. In some cases, we have assumed contractual indemnification obligations for environmental liabilities associated with some formerly owned properties. Additionally, we may be subject to claims alleging personal injury, property damage or natural resource damages as a result of alleged exposure to or contamination by hazardous substances. The ongoing costs of complying with existing environmental laws and regulations can be substantial. Changes in the environmental laws and regulations, remediation obligations, enforcement actions or claims for damages to persons, property, natural resources or the environment, could result in material costs and liabilities.

Foster Wheeler Ltd. has anti-takeover provisions in its bye-laws that may discourage a change of control.

        Foster Wheeler Ltd.'s bye-laws contain provisions that could make it more difficult for a third party to acquire it without the consent of its board of directors. These provisions provide for:

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  The board of directors to be divided into three classes serving staggered three-year terms. Directors can be removed from office only for cause, by the affirmative vote of the holders of two-thirds of the issued shares generally entitled to vote. The board of directors does not have the power to remove directors. Vacancies on the board of directors may only be filled by the remaining directors. Each of these provisions can delay a shareholder from obtaining majority representation on the board of directors.

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  Any amendment to the bye-law limiting the removal of directors to be approved by the board of directors and the affirmative vote of the holders of three-quarters of the issued shares entitled to vote at general meetings.

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  The board of directors to consist of not less than three nor more than twenty persons, the exact number to be set from time to time by a majority of the whole board of directors. Accordingly, the board of directors, and not the shareholders, has the authority to determine the number of directors and could delay any shareholder from obtaining majority representation on the board of directors by enlarging the board of directors and filling the new vacancies with its own nominees until a general meeting at which directors are to be appointed.

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  Restrictions on the time period in which directors may be nominated. A shareholder notice to nominate an individual for election as a director must be received not less than 120 calendar days in advance of Foster Wheeler Ltd.'s proxy statement released to shareholders in connection with the previous year's annual meeting.

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  Restrictions on the time period in which shareholder proposals may be submitted. To be timely for inclusion in Foster Wheeler Ltd.'s proxy statement, a shareholder's notice for a shareholder proposal must be received not less than 120 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year's annual general meeting. To be timely for consideration at the annual meeting of shareholders, a shareholder's notice must be received no less than 45 days prior to the first anniversary of the date on which Foster Wheeler Ltd. first mailed its proxy materials for the preceding year's annual meeting.

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  The board of directors to determine the powers, preferences and rights of preference shares and to issue the preference shares without shareholder approval. The board of directors could authorize the issuance of preference shares with terms and conditions that could discourage a takeover or other transaction that holders of some or a majority of the common shares might believe to be in their best interests or in which holders might receive a premium for their shares over the then market price of the shares.

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  A general prohibition on "business combinations" between Foster Wheeler Ltd. and an "interested member." Specifically, "business combinations" between an interested member and Foster Wheeler Ltd. are prohibited for a period of five years after the time the interested member acquires 20% or more of the outstanding voting shares, unless the business combination or the transaction resulting in the person becoming an interested member is approved by the board of directors prior to the date the interested member acquires 20% or more of the outstanding voting shares.

      "Business combinations" is defined broadly to include amalgamations or consolidations with Foster Wheeler Ltd. or its subsidiaries, sales or other dispositions of assets having an aggregate value of 10% or more of the aggregate market value of the consolidated assets, aggregate market value of all outstanding shares, consolidated earning power or consolidated net income of Foster Wheeler Ltd., adoption of a plan or proposal for liquidation and most transactions that would increase the interested member's proportionate share ownership in Foster Wheeler Ltd.

      "Interested member" is defined as a person who, together with any affiliates and/or associates of that person, beneficially owns, directly or indirectly, 20% or more of the issued voting shares of Foster Wheeler Ltd.

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  Any matter submitted to the shareholders at a meeting called on the requisition of shareholders holding not less than one-tenth of the paid-up voting shares of Foster Wheeler Ltd. to be approved by the affirmative vote of all of the shares eligible to vote at such meeting.

These provisions could make it more difficult for a third party to acquire Foster Wheeler Ltd., even if the third party's offer may be considered beneficial by many shareholders. As a result, shareholders may be limited in their ability to obtain a premium for their shares.